Exhibit 10.07

Beta Production Contract, between Energy Telecom, Inc., and Samsin USA

Date:  July 14, 2008

This supply Contract is made between Energy Telecom, Inc., of Miami Beach, FL (hereinafter identified as `Energy’), and Samsin USA, LLC, of Ohio (hereinafter identified as Samsin), and describes a relationship providing for the manufacturer of two series of fully functional communication eyewear Beta prototypes, to be delivered to Miami, FL, and tested in various industrial environments by Energy Telecom and its partners.

Beta prototypes

Beta 1:  Samsin shall produce three (3) Beta I prototypes that provide Bluetooth communication between the eyewear and Bluetooth enabled communication devices.  The product specifications are as described in the attached Appendix `A’, and as described previously in a document titled Memorandum of Understanding between Energy Telecom, Inc., and Samsin USA, dated June 20, 2008.

Beta II:  Samsin shall produce one hundred (100) Beta II prototypes, that shall deliver the benefits described in Appendix `A’, and, incorporate technical, style, ergonomic and other improvements found necessary after the testing of the Beta I prototypes. Samsin will prepare to ship the first quantities of Beta II prototypes with 3 weeks after approval of Beta I units.

Ship dates

The Beta I prototypes must be received in Miami, FL, USA no later than September 30, 2008.

Our target for the Beta II prototypes is for initial units to be received in Miami, FL, USA no later than October 21, 2008.  It is agreed that the number of Beta II prototypes shipped, and ship dates may be staggered, as conditions for the testing of some portions of the one hundred units are further defined. Since the soft tooling for Beta II prototypes will take about 10 days, it is important that the review of Beta I units is completed within 5 days and approval is given to proceed with Beta II soft tooling in order to complete initial Beta II units within 3 weeks.

Costs

The Beta I prototypes will be manufactured and delivered for a total price not to exceed $__33,467.00_____________.

The Beta II prototypes will be manufactured and delivered for prices not to exceed:

Soft tooling: $__30,000.00______________.

Per unit cost: $__100.00______________.

Payments

Payment for the Beta I and Beta II prototypes will be made by an advance wire transfer payment of 50% of the total costs for each type, and, 50% wire transfer payment upon delivery, based on:

1.	delivery date no later than specified;
2.	functionality;
3.	reliability;

and as noted in `Conditions and Understandings’ following.

Conditions and Understandings

The Beta I and II program shall advance through each progressive step, based on the following conditions and understandings:

1.	The Beta II prototypes shall be produced only upon acceptance of the Beta I prototypes by Energy and its partners.

2.
The Beta program is conditional upon the prior agreement between Energy and Samsin that the production phase of the communication eyewear project, to begin after acceptance of the Beta I and Beta II prototypes by Energy and its partners, shall have costs not to exceed:

3.	Certification (all required): $__25,000.00_______. ($20,000 BT certification;$5,000 FCC approval)

4.
Production tooling: $__57,500.00 (current estimate)____. See appendix for details of current estimate of required tooled parts. This tooling estimate will be reviewed again in detail after final design is completed.

5.	Production tooling build must start no later than December 26, 2008.

6.	The first production run must be completed, and ready for inspection no later than March 30, 2009.

7.	All certification must be completed no later than April 3, 2009.

8.	The second production run must start no later than May 22, 2009.

9.	The second production run must ship no later than July 3, 2009.

10.	Per unit (completely assembled production communication eyewear, with lenses supplied by Energy and its partners), in lots of:

5,000: $__38.28_____. (This per unit price does not include the eyewear lenses or ear tip plugs.)

25,000: $__TBD_____________. An improved (lower) cost estimate will be provide after final design is completed and best negotiated pricing is available from our part suppliers.

11.	Other conditions, as described in a document titled Memorandum of Understanding between Energy Telecom, Inc., and Samsin USA, dated June 20, 2008, may apply.

Energy Telecom, Inc.	Samsin USA, LLC
/s/ TOM RICKARDS	/s/ THOMAS PERSZYK
Name: Tom Rickards	Name: Thomas Perszyk
Title: President	Title: CEO

Energy Telecom, Inc.
1602 Alton Rd., #12, Miami Beach, FL 33139 USA
305.865.9885, Fax: 305.865.4435, corporate@energytele.com
www.energytele.com

Appendix `A’:

The communication eyewear product must or deliver have:

Features:
❖	Duplex Bluetooth voice communication between the eyewear and Bluetooth enabled voice communication devices.
❖	Receive streaming stereo signals from Bluetooth enabled music devices.
❖	Attenuate environmental noise through the use of dual microphones and noise attenuating software, so that the wearer may send easy to understand voice messages to a remote party.
❖
Attenuate environmental noise through a modified transducer earpiece, and sound attenuating disposable earplug delivering a NRR (Noise Reduction Rating) of at least 22, and preferably 25 (as tested in accordance with ANSA S.#.19-1074).

❖	Protect the wearer’s vision through safety lenses in keeping with ANSA Z87.1

Performance:
❖	Must provide duplex voice communication in environments with sound pressure levels up to 92dB.
❖	Must have a Bluetooth range of no less than 15’ (approximately 5 meters).
❖	Must provide a sound frequency response to the ear of 200Hz-15KHz.

Technologies:
❖	Must be Bluetooth V2.1 compliant
❖	Must have operating software supporting A2DP (Advanced Audio Distribution Profile) ; AVRCP (Audio Video Remote Control Profile); HSP (Headset Profile) ; HFP (Hands-free Profile)

Operator interface:
❖
It is preferred that the operator interface should be large (no less than about 0.30”OD) and tall independent push buttons, or within touch pads, so that industrial workers with gloved hands may easily find the buttons.

❖	The buttons (either independent or in a touch pad) must be very `clicky.
❖	A minimum number of operating buttons is desired, as long as the operating protocols for voice and music are not overly complicated.
❖	It is preferred that the operator buttons or touch pads be located so that sweat may not leak into the interior cavity of the earwear temple pieces.
❖	Must have simple and easy to use trunions (or clips) on the temple pieces to hold the earpiece and wire when the earpiece is not being used.
❖	Must have small and different colored LEDs to indicate `On’, `Link’, and `Charging’, etc. Red is preferred for charging, green for on.

Battery and Product life:
❖	The battery must provide no less than 12 hours of constant `On’, and no less than 6 hours of `Talk’.
❖	It is preferred that the battery construction and management system insure the battery cannot overheat and explode.
❖	It is preferred that the battery charge in no more than three hours.

Connectivity:
❖	A mini USB port for charging must be located on the bottom side of one of the temple pieces, preferably covered with an easy-to-open water-tight cover.
❖	It is assumed that the mini USB port may be used eventually to provide access for software updates and improvements.

Samsin Production Tooling cost estimate

The current tooling cost estimate is based on the assumption of the following required parts and associated tooling costs:

1) Bridge	$7,000
2) Rim	$7,000
3) Hinge L/R	$6,000
4) Body L/R	$6,000
5) Cover L/R	$6,000
6) Power Knob	$5,000
7) VR Knob	$5,000
8) Temple L/R	$2,000
9) Speaker Cap (E/P)	$6,000
10) Speaker Housing (E/P)	$6,000
11) Bushing (E/P)	$1,500
Total	$57,500.00